Exhibit 10.01
Final
Confidential

Honeywell Safety Products
Distributor Agreement

This Distributor Agreement (the “Agreement”), made this 27th day of January, 2012 is by and between Honeywell International Inc., a Delaware corporation, acting through its Honeywell Safety Products business unit, with a place of business at 10 Thurber Boulevard, Smithfield, RI 02917-1896 (hereinafter referred to as “Distributor”) and Energy Telecom, Inc., having its principal place of business at 3501-B N. Ponce de Leon Blvd., #393, St. Augustine, FL 32084 (hereinafter referred to as “Supplier”).

1.	APPOINTMENT.

1.1   Appointment.  Supplier hereby authorizes Distributor to market, sell and service Products (as defined below), on a non-exclusive world-wide basis, within certain exclusive Market Segments (as defined below).  Distributor and Supplier acknowledge and agree that the distributorship created by this Agreement is exclusive in certain Market Segments and that Supplier shall not, and shall not appoint third parties to, market, sell and/or service Products in those exclusive Market Segments.  Nothing in this Agreement requires Distributor to purchase all or any portion of its requirements of any Product from Supplier.

1.2   Marketing Co-op Program.  Distributor and Supplier may implement co-op marketing programs with terms subject to prior written agreement of the parties.

2.	PRODUCTS AND CUSTOMERS.

2.1   Products.  “Products” shall mean those Supplier products which are listed on Schedule A attached hereto, as such Schedule may be amended from time to time upon written agreement of the parties (which revisions may consist of a confirmation of such change by both parties through electronic mail).

2.2   Customers.  “Customers” shall mean those persons and entities that purchase Products from Distributor in compliance with the provisions of this Agreement.

2.3   Market Segments.  The Distributor’s exclusive and non-exclusive Market Segments shall mean the people and organizations comprising the markets listed on Schedule B attached hereto.

3.	REPRESENTATIONS AND WARRANTIES.

3.1   Distributor.  For so long as this Agreement is in effect, Distributor shall use reasonable efforts to promote Supplier's name and the sale of Products.

3.2   Supplier.  Supplier hereby represents and warrants that:

Confidential	1

3.2.1           The Products will conform to the descriptions contained in their respective specifications, documentation or users’ manuals accompanying such Products, will be merchantable and will be free from defects in materials and/or workmanship.

3.2.2           The Products will have been manufactured, labelled, packaged, shipped and invoiced in compliance with all applicable federal, state and local laws, rules and regulations.

3.2.3           Neither use, distribution or sale of the Product, or Supplier’s support services, or any part thereof, by Distributor or its affiliates will infringe, misappropriate or otherwise violate any patent, copyright, trademark, service mark, mask work, moral right, trade secret or any other third party proprietary right.

3.2.4           Supplier is the owner of the Product, including all associated intellectual property rights, or otherwise has the right to grant to Distributor the rights and licenses purported to be granted hereunder without violating any third party rights.

4.	PRODUCT SUPPORT.

4.1   Product Support.  Supplier shall assist Distributor in promoting the sales of Products and shall from time to time (i) provide Distributor with technical and sales support, (ii) furnish technical data as are necessary to enable Distributor to prepare adequate selling materials, and (iii) make available training programs relating to the selling, marketing, and operation of Products, at mutually agreed upon times and places.

4.2   Product Warranty.  Supplier shall warrant Product against defects in material or workmanship under normal use for a period of twelve (12) months commencing on the earlier of i) the date of purchase by Customer; or ii) 180 days after Product is delivered to Distributor.

4.3   Disclaimer of Warranties.  EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, SUPPLIER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY THAT ANY PRODUCT IS DELIVERED FREE OF CLAIMS OF THIRD PARTIES BY WAY OF INFRINGEMENT OR THE LIKE.

5.	SALE OF PRODUCT AND INVOICE/PAYMENT/INSPECTION.

5.1   Purchases for Resale.  All Products purchased by Distributor shall be purchased solely for commercial resale, excepting those Products reasonably required by Distributor for advertising and demonstration purposes in the quantities mutually agreed by the parties.

5.2   Order Procedure.    Distributor shall issue a purchase order (a “Purchase Order”), either written or an electronic copy of a written purchase order, to Supplier for the purchase of Products pursuant to this Agreement.  Each Purchase Order shall have at least twelve (12) weeks (i.e., 84 calendar days) lead time, so that the desired date of Distributor for the Products to be delivered to the carrier for shipment, shall be not less than 12 weeks from the date the Purchase Order is delivered to Supplier.  Each Purchase Order Distributor issues to Supplier under this Agreement shall be in writing, identify that it is a Purchase Order and shall further set forth the delivery date or dates and the description and quantity and the facilities designated by Distributor to which the Products are to be delivered for shipment on each of such dates.  The individual contracts for the sale of Products formed by the Purchase Orders shall automatically incorporate, to the extent applicable, the terms and conditions of this Agreement.

Confidential	2

5.3 Inspection and Acceptance. Promptly upon the receipt of a shipment of Products, Distributor shall inspect the shipment for patently visible shortages, defects, damage or nonconformance with Purchase Order specifications.  Within twenty (20) business days of receipt of shipments, Distributor shall notify Supplier in writing of any patently visible shortages, defects, damage or nonconformance with Purchase Order specifications that existed at the time of delivery.  Supplier shall acknowledge receipt of such notices within two (2) business days.  Distributor shall quarantine the Products in question for a period not to exceed two (2) weeks.  Within the two week period, Supplier shall present a plan for recovery and remedy of the issues.  If Supplier fails to provide a reasonable recovery and remedy plan within the two week quarantine period, Distributor may return the Products at Supplier’s cost and expense for credit and, by written notice to Supplier, rescind any pending order for Products.  Supplier shall ensure that the recovery and remedy plan is completed and deliver for shipping, within twelve (12) weeks, a quantity of conforming Products to replace any that were in short supply, defective, damaged or not conforming with Purchase Order specifications at the time of delivery unless the Parties mutually agree that the conforming Products may be delivered as part of the next scheduled delivery.  No inspection, tests, approval, design approval, or acceptance of the Products relieves Supplier from responsibility for warranty or any latent or patent defects, fraud, or negligence. Alternatively, at Distributor’s election, such inspection or testing may be completed by Distributor prior to the shipment of the Products.  If inspection or testing is made on Supplier’s premises, Supplier will provide, without charge, all reasonable facilities and assistance required for the inspection and tests.  All inspection and testing records, including sub-tier supplier records relating to the Products, will be maintained by Supplier and made available to Distributor during the performance of this Agreement, and for such reasonably longer periods if requested by Distributor.

5.4   Invoicing and Payment. After each shipment, Supplier will submit an invoice listing a description of the Products provided and, as applicable, part numbers, quantity, unit of measure, hours, and the unit and total prices.  Distributor’s current price for the purchase of Products is listed in the Schedule A.  All applicable taxes and other government charges including, but not limited to, sales, use, or excise taxes; value added tax, customs duties, fees, and all incidental charges including but not limited to royalties, selling commissions, nonrecurring engineering, or other incidental charges must be separately itemized and identified on the invoice.  Payment of an invoice does not constitute acceptance of the Products and is subject to appropriate adjustment should Supplier fail to meet the requirements of this Agreement.  Payment terms are net ninety (90) days from receipt of invoice and conforming Products.

5.5   Product Price Protection.  Supplier will provide written notice to Distributor of all price changes for the Products no less than thirty (30) days before the effective date of any such price change.  If the price shown on Supplier’s latest published price list (the “Supplier’s Price”) for any Product decreases, Distributor shall receive from Supplier a credit in an amount equal to the amount of the price decrease multiplied by all inventory of that Product (i) in transit as at the effective date of such decrease plus (ii) all Product purchased by Distributor during the thirty (30) days prior to such decrease, which credit may, at Distributor’s sole election, be set off by Distributor against other amounts owed by Distributor to Supplier, as the case may be, in accordance with the provisions of Section 5.6 of this Agreement.

5.6   Offset for Contributors, Discounts, Credits and Rebates.  Supplier and Distributor agree and acknowledge that Distributor has the right to claim the contributions, discounts, credits, rebates and similar monies to which Distributor is entitled pursuant to the provisions of this Agreement and that Distributor may set off the amount of such claims against any of Distributor’s obligations (past, present or future) to Supplier by giving written notice of its decision to claim such contributions, discounts, credits, rebates and similar monies to the Supplier.

Confidential	3

5.7   Product Returns.  At its election, Distributor shall have the right to return all or any part of any Products shipped by Supplier for full cash credit against the purchase price of such Products in the event that such Products: (i) are Defective in material or workmanship, (ii) differ in any material way from the specifications provided to Distributor, (iii) are not shipped either in material accordance with Distributor’s Guidelines in respect of shipping requirements, or (iv) are returned by any Customer due to an “out of box failure” or due to Customer’s documented dissatisfaction with the Product.  If any Product is received by Distributor that falls within subsections (i)-(iv) of this Section 5.7, Distributor may return such Product to Supplier so long as said Product is in the same or similar condition as when it was received by Distributor and includes the principal items and accessories normally included with that Product. For purposes of this Agreement, a “Defective” Product means any Product that is visually or operationally defective and Product that has been returned by a Customer within 30 days of purchase.  A Defective Product shall not include Products with no fault found, Products for which Supplier can not duplicate the defect or if the defect was caused by Customer abuse.

6.	INDEMNIFICATION.

6.1   Indemnification Obligations of Supplier. Supplier shall indemnify, defend and hold harmless Distributor, its affiliates, their respective successors and assigns, and such parties’ respective officers, directors, employees and agents and/or Distributor’s customers (singly, an “Indemnified Party”; collectively, “Indemnified Parties”) from any loss, damage, fee or expense, which may be incurred by any of them as a result of any claims or actions: (i) for infringement of patents, copyrights, trademarks or similar proprietary rights that might be brought against the Indemnified Parties in connection with, or as a consequence of, the sale or use of Products, tools, or such other materials supplied by Supplier; (ii) for negligence, whether active or passive, or for product liability of whatever specie, including, without limitation, claims or actions for strict liability, improper design or breach of warranty, express or implied, wherever such claims or actions may be asserted and regardless of where the events on which such claims or actions are based occurred, and relating to the sale, furnishing or distribution of any Products, (iii) incurred as a result of, or arising out of, or relating to the Products or any actions taken by Distributor regarding the Products in accordance with this Agreement or at the request of, and consistent with, instructions provided by Supplier; or (iv) Supplier’s breach of this Agreement.  Notwithstanding the foregoing, Supplier shall have no obligation to indemnify an Indemnified Party to the extent that such losses, expenses or damages were incurred as a result of (i) modifications or other alterations to the Products made by such Indemnified Party without Supplier’s authorization or consent or not in material accordance with the product manual; (ii) the use of the Products by Distributor  in combination with other products not furnished or authorized by Supplier; (iii) Supplier’s incorporation of any special designs that are not otherwise offered by Supplier at the written request of Distributor; or (iv) negligence or willful misconduct of Distributor or its affiliates. Any such claim, loss, damage or expense, in addition to any other damages, costs and expenses, shall be paid by Supplier to Distributor or its agent immediately upon demand by Distributor or its agent; and Distributor may deduct or set off said damages, costs and expenses against any sums owed by Distributor to Supplier pursuant to Section 5.6 of this Agreement.

6.2   Indemnification Obligations of Distributor. Distributor shall indemnify, defend and hold harmless Supplier from and against any and all losses, expenses, damages, fees or the like of whatever nature, which may be incurred by Supplier to the extent resulting from any claims or actions proximately cause by any: (i) unauthorized representation, warranty or agreement, express or implied, made by Distributor or any of its affiliates to any third party regarding the Products, (ii) modifications or other alterations to the Products made by Distributor without Supplier’s authorization or consent or not in material accordance with the product manual; (iii) use of the Products by Distributor in combination with other products not furnished or authorized by Supplier; (iv) Supplier’s incorporation of any special designs that are not otherwise offered by Supplier at the written request of Distributor; (v) negligence and willful misconduct by Distributor or any of its affiliates; or (vi) Distributor’s breach of this Agreement.  Notwithstanding the foregoing, Distributor shall have no obligation to indemnify Supplier to the extent that such losses, expenses or damages were incurred as a result of causes for which Supplier must indemnify Distributor as set forth in Section 6.1.

Confidential	4

6.3   Defense. The party seeking indemnity shall promptly provide the indemnifying party with notice upon its receipt or acknowledgement of such claim.  The indemnifying party, at its sole expense, shall defend all such claims and actions against the party seeking indemnity, whether brought informally or through court or administrative procedures.  The indemnifying party shall be given sole control of the litigation or proceeding and the party seeking indemnity shall provide cooperation as reasonably requested by the indemnifying party.  The party seeking indemnity may not admit or settle such litigation or proceeding without the indemnifying party’s prior written consent, except in the case the indemnifying party breaches its obligations to indemnify, defend and hold harmless the party seeking indemnity and shall include, without limitation thereto, reasonable attorneys’ fees and other costs of defense incurred by the Indemnified parties.

6.4   Infringement. In addition to the indemnity obligations set forth above, in the event an infringement claim is made, or is threatened to be made, Supplier shall provide Distributor with written notice of such claim, whereupon upon Distributor’s request Supplier may, at its option (x) procure for Distributor the right to use and sell the Products; (y) replace the allegedly infringing Product with non-infringing Product of equal or greater functionality and value; or (z) modify the allegedly infringing Product to make it non-infringing.  If Supplider determines that neither (x), (y) nor (z) is commercially reasonable, then Distributor and Supplier will discuss to determine a commercially reasonable method to resolve such issue.  If Supplier and Distributor are not able to determine and mutually agree to a commercially reasonable method to resolve such issue within 30 days of Supplier’s issuance of a notice, Distributor may return the affected Products for a refund of the purchase price for such Products, less any previously granted credits.

6.5   Product Liability Insurance. Supplier shall cause its supplier(s) of the Products to maintain general liability and errors and omissions insurance in an amount not less than five million dollars ($5,000,000.00) per occurrence.  All such insurance policies shall specifically cover product liability and warranty coverage with respect to any and all Products sold to Distributor.  Such insurance shall cover Supplier and Distributor and their respective directors, officers, employees and Customers in the stocking, handling, sale, resale and/or use of the Products.  Supplier shall cause its supplier(s) to have Distributor be named as an additional insured on all such insurance policies.

Confidential	5

7.	CONFIDENTIALITY.

7.1   Confidential Information.  Each party hereto agrees that any information, technology, technical data, trade secrets, know-how or ideas, including, without limitation, that which relates to business operations, products, services, customers, markets, research, inventions, processes, designs, drawings, engineering, marketing or finances of the disclosing party is intended to be treated as confidential (“Confidential Information”).  Each party further agrees not to disclose any Confidential Information disclosed to it by the disclosing party to third parties and agrees to use the same degree of care that it uses to protect its own Confidential Information of similar importance, but in no event less than reasonable care, to prevent the unauthorized use, disclosure or dissemination of Confidential Information of the disclosing party.  Each party agrees not to (i) use the Confidential Information of the disclosing party other than in connection with the purpose for which it was disclosed, (ii) derive any commercial benefit (whether direct or indirect) from the Confidential Information of the disclosing party, or (iii) copy or reverse engineer any such Confidential Information of the disclosing party.

7.2   Disclosure.  Without granting any right or license, each party agrees that Confidential Information does not include information, technology, technical data, trade secrets, know-how or ideas that the recipient of the Confidential Information can demonstrate: (i) at the time of its disclosure or thereafter is generally available to and known to the public other than as a result of a disclosure by the recipient or its representatives in breach of this Agreement (ii) was or becomes available to the recipient, on a non-confidential basis from a source other than the other party, (iii) is shown by written dated records (or any other documentary media) to have been independently acquired or developed by recipient without breaching this Agreement, (iv) is shown by written dated records (or any other documentary media) to have been lawfully in the possession of the recipient prior to disclosure by the other party, or (e) if recipient is compelled by court or government action pursuant to applicable law to disclose such information, provided, however, that recipient gives the other party prompt notice thereof so that they may seek a protective order or other appropriate remedy.

8.      TERM AND TERMINATION.

8.1   Term. This Agreement shall remain in full force and effect from the date first written above and shall continue in effect for a period of one (1) year (the “Initial Term”), which Initial Term shall thereafter be automatically renewed for successive periods of one (1) year each (each, a “Renewal Term”) until terminated by one party giving written notice given to the other party not less than thirty (30) days prior to the end of the Initial Term or any Renewal Term.  Notwithstanding the preceding sentence, any party may terminate this Agreement upon 30 days’ written notice to the other party upon the failure to perform or breach any of the terms of this Agreement by the other party of this Agreement, provided that the cause for termination has not been cured within 30 days following receipt of such written notice.   The written notice given hereunder shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until 30 days after receipt of such notice by the recipient, during which time the recipeint shall have the right to respond to the other party’s notice and cure the breach or other event giving rise to the termination.  Either party may immediately terminate this Agreement by written notice to the other party if (i) the other party is adjudged a bankrupt or makes an assignment for the benefit of creditors, (ii) a receiver of any property of the other party is appointed in any action, suit or proceeding by or against it and is not removed within 90 days after the appointment.  Upon expiration or termination of this Agreement, all obligations of each party, including the payment for any invoices then outstanding and the satisfaction of any claims for set off or other contributions, become immediately due and payable.

8.2   Distributor’s Obligations upon Termination.  Upon termination or expiration of this Agreement for any reason whatsoever, Distributor shall be obligated:

Confidential	6

8.2.1	To cease immediately acting as a distributor of Supplier and abstain from making further sales of Products, except as needed to complete all outstanding obligations to Customers; and

8.2.2
To cease immediately making use of any sign, printed material, Trademarks (as defined in Section 10.1) or trade name identified with Supplier in any manner, and refrain from holding itself out as having been formerly connected in any way with Supplier.

9.      LIMITATION OF LIABILITY.  IN NO EVENT, WHETHER FOR BREACH OF CONTRACT, WARRANTY, VENDOR’S NEGLIGENCE, STRICT LIABILITY IN TORT, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST REVENUES OR PROFITS) OF ANY KIND DUE TO ANY CAUSE, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.  EACH PARTY’S LIABILITY TO THE OTHER PARTY SHALL BE LIMITED TO THE PARTICULAR PRICE OF THE PRODUCTS, FEES FOR SERVICES OR REIMBURSABLE EXPENSES IN DISPUTE.  NOTWITHSTANDING ANYTHING STATED OR SUGGESTED HEREIN TO THE CONTRARY, THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO EITHER PARTY’S INDEMNITY OBLIGATIONS OR FOR BREACHES OF CONFIDENTIALITY.

10.   TRADEMARKS.

10.1   License and Use of Trademarks.  Supplier hereby grants Distributor a non-exclusive, world-wide, royalty free license during the term of this Agreement to use the trademarks, names and related designs related to Products (hereinafter, the “Trademarks”).  The Trademarks shall be used solely in connection with the marketing and sale of Products.  Upon expiration or termination of this Agreement, Distributor shall immediately cease any and all use of the Trademarks in any manner.  Except as provided herein, Distributor does not grant to Supplier any license or other rights to any Distributor trademarks.  Solely for purposes of manufacturing the Products at the direction of Distributor, the Distributor hereby grants Supplier a limited, non-exclusive, world-wide, royalty free license during the term of this Agreement to place the trademarks, names and related designs of Distributor on the Products, as per the instructions provided by the Distributor.

10.2   Use of Trademarks.  This Agreement does not transfer any ownership in the Trademarks to Distributor.  Distributor shall use the Trademarks in strict conformity with this Agreement and with Supplier's corporate policy regarding trademark usage, which shall be provided to Distributor from time to time. Distributor shall not (i) use the Trademarks in any manner likely to diminish their commercial value; or (ii) knowingly use any name, logo or icon likely to cause confusion with the Trademarks.

11.  MISCELLANEOUS.

11.1   Force Majeure.   No party shall be liable for the failure to perform its obligations (other than the payment of money) pursuant to this Agreement when such failure is due to an Excusable Event, as hereinafter defined.  Upon the happening of an Excusable Event, the party affected by such event shall notify the other party and the affected party’s obligations shall be deferred until a reasonable period of time subsequent to the Excusable Event.  For purposes of this Agreement, an “Excusable Event” shall include, without limitation, acts of God, strikes, lockouts or other acts of industrial disturbance, acts of public enemies, death or incapacitating illness affecting key personnel, orders of federal, state, provincial or local government or military authorities, insurrections, war, civil uprisings, riots, fire, hurricanes, tornados, storms, floods, extended power failure, or any other extraordinary cause or event not reasonably within the control of the party claiming the inability to perform.

Confidential	7

11.2   Compliance with Laws.  Each party will comply with all applicable national, state and local laws, regulations and ordinances pertaining to it in performing its obligations hereunder.  Each party represents that it has implemented and adheres to a Code of Business Conduct effective in preventing and correcting ethical violations and in maintaining compliance with laws.

11.3   Status of Parties.  The relationship of the parties under this Agreement shall be and at all times shall remain one of independent contractors.  Distributor is not an employee, agent or legal representative of Supplier and shall have no authority to assume or create obligations on Supplier's behalf with respect to or otherwise.

11.4   No Franchise.  Nothing contained in this Agreement shall be construed to create a franchise or make either party the franchisee of the other.

11.5   Assignment/Subcontracting.  Supplier will not assign this Agreement or any rights or obligations hereunder without the prior written approval of Distributor.  Any assignment without Distributor’s written approval will be voidable at the option of Distributor.  Distributor may assign this Agreement or any of its rights or obligations hereunder to any of its subsidiaries or affiliates, or to any purchaser or successor to all or substantially all of the assets of the business or product line to which this Agreement relates without Supplier’s consent and upon prior written notice to Supplier.

11.6   Authority.  Supplier represents and warrants that (i) it is a corporation, or other business entity identified above, duly formed and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) it has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder, (iii) the execution, delivery and performance of this Agreement have been approved by all necessary action on its part and this Agreement constitutes the legal, valid and binding obligation of Supplier, enforceable against it in accordance with its terms, and (iv) the undersigned representative of such party is authorized to execute and deliver this Agreement on its behalf.

11.7   Entire Agreement.  This Agreement (including the Schedules attached hereto) constitutes the entire agreement between Supplier and Distributor and supersedes all prior negotiations, agreements and commitments with respect thereto, and shall not be amended, altered, or changed except by a written agreement signed by the parties hereto. In the event there is an inconsistency between the provisions of this Agreement and Schedules hereto, except as otherwise provided herein, the provisions of this Agreement shall govern.

11.8   Waivers.  No term or provisions hereof shall be deemed waived and no breach excused, unless such waiver of consent shall be in writing and signed by the party claimed to have waived or consented.  Any consent by any party to, or waiver of, a breach by the other, whether expressed or implied, shall not constitute consent to, waiver of, or excuse of any other breach or subsequent breach.

11.9   Notice.  Any notice, approval, consent, or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested, or sent by nationally recognized overnight mail or courier service, receipt confirmed.  Notices shall be addressed to the parties as set forth below, unless either party notifices the other of a change of address, in which case the latest noticed address shall be used:

Confidential	8

Notices to Distributor:	Notices to Supplier:

Honeywell Safety Products	Energy Telecom, Inc.
Attn: _______________________	Attn: Thomas Rickards
10 Thurber Boulevard	3501-B N. Ponce de Leon Blvd., #393
Smithfield, RI 02917-1896	St. Augustine, FL 32084

With copies to (which shall not constitute notice):
With copies to (which shall not constitute notice):
Honeywell Safety Products
General Counsel- Americas
900 Douglas Pike
Smithfield, RI 02917
Sichenzia Ross Friedman Ference LLP
Attn: James M. Turner
61 Broadway, 32nd Floor
New York, NY 10006

11.10   Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.

11.11   Governing Law; Venue, Consent to Personal Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Any civil action based upon, arising out of, or in any manner connected with this Agreement, its breach, or any of the transactions contemplated by this Agreement shall be commenced in and determined by one of the federal or state courts in the Borough of Manhattan, New York, New York.  Each Party to this Agreement: (i) irrevocably and unconditionally consents and submits to the in personam jurisdiction of such courts in any such action; (ii) consents to service of process in accordance with the rules governing proceedings in any such court; and (iii) irrevocably waives and covenants not to assert any objection to the laying of venue in any such court in any such action.  Distributor and Supplier expressly agree to exclude from this Agreement the United Nations Convention on Contracts for the International Sale of Goods, 1980, and any successor thereto.

11.12   Survival.  All provisions of this Agreement which by their terms survive the termination or expiration hereof, shall survive the termination or expiration of this Agreement.

11.13   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Confirmation of execution by electronic transmission of a signature shall be binding on the confirming party.

Confidential	9

11.14   Severability.  If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be more narrowly and equitably construed so that it becomes legal and enforceable, and the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect.

11.15   Shipment: All shipments will be made F.O.B. Origin, unless otherwise previously agreed to in writing by the parties. Title to the goods and risk of loss shall pass to Distributor upon delivery of Products to the carrier of choice of Supplier.

11.16   Draftsmanship: Each of the parties hereto has been represented by its own counsel.  In the event of a dispute, no provision of this Agreement shall be construed in favor of one party and against the other by reason of the draftsmanship of this Agreement.

11.17   Public Announcements:  Supplier shall not make any public announcement, public disclosure, or press release regarding this Agreement without the prior written consent of Distributor.  Notwithstanding the foregoing, if Supplier determines, after consultation with outside counsel, that it is required by applicable law, or by the rules or regulations of the Securities and Exchange Commission or any stock exchange, to make any such disclosure, Supplier will provide Distributor with prompt written notice of such determination, and, in such event, shall (i) provide Distributor with a reasonable time period, which shall not be less than two (2) business days, in order to review and comment in good faith on such disclosure and (ii) give due consideration to all additions, deletions or changes suggested thereto, provided such are received by Supplier within such time period as described above.

11.18   Headings.  The headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

[signature page follows]

Confidential	10

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on latest of the dates written below.

HONEYWELL INTERNATIONAL INC.
acting through its Honeywell Safety Products Business Unit

By: /s/ David Iannelli	February 20, 2012
Regional Sales Manager	Date

Approved: /s/ Erica L. Osley	February 21, 2012
National Sales Manager	Date

Accepted: /s/ John P. Montigny	February 20, 2012
Vice President, Sales	Date

ENERGY TELECOM, INC.

By: /s/ Thomas Rickards	February 20, 2012
Date

Print Name Thomas Rickards

Title Chief Executive Officer

Confidential	11

SCHEDULE A

Part 1 – Energy Telecom Product Specifications
Part 2 – Telecom Product Cosmetic Finish Visual Specifications
Part 3 – Energy Telecom Critical Frame Dimensions
Part 4 – Honeywell Product Specifications & Marking Drawings
Part 5 – Honeywell Audio Specifications
Part 6 – Zipper Case
Part 7 – USB Cable
Part 8 – Certificates
Part 9 – Pricing

Confidential	12

SCHEDULE B.
MARKET SEGMENTS

Distributor shall have the exclusive right to market, sell and service Products for the PPE (Personal Protection Equipment) market through its existing channels (as of the date of this Agreement) through which Distributor currently offers its other PPE products and services.

Confidential	13